EXHIBIT 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

September 16, 2002

MindArrow Systems, Inc.
2120 Main Street, Suite 200
Huntington Beach, California 92648

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4, including the proxy statement/prospectus forming a part thereof, filed by you with the Securities and Exchange Commission on August 27, 2002, as subsequently amended to date (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 47,871,153 shares of your common stock, $.001 par value per share (the “Stock”) and a contingent warrant to purchase up to 9,517,819 shares of your common stock (the “Contingent Warrant Stock”). The Stock and Contingent Warrant Stock will be issued to the former stockholders of Category 5 Technologies, Inc. (“Category 5”), a Nevada corporation, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 12, 2000, by and among you, MindArrow Acquisition Corp., a Delaware corporation and your wholly-owned subsidiary, and Category 5 (the “Merger Agreement”). As counsel to you and in connection with this opinion, we have examined all proceedings taken by you in connection with the registration of the Stock and the Contingent Warrant Stock.

         It is our opinion that the Stock and the Contingent Warrant Stock, which is being issued by you in exchange for the shares of common stock of Category 5 pursuant to the Merger Agreement, when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morrison & Foerster LLP